EXHIBIT 99.1

Trimble Navigation Limited 935 Stewart Drive Sunnyvale, CA 94085 +1 408.481.8000 +1 408.481.8488 fax

NEWS RELEASE

Contacts:	Willa McManmon	Lea Ann McNabb
	Investors	Media

	+1 408-481-7838	+1 408-481-7808
	willa_mcmanmon@trimble.com	leaann_mcnabb@trimble.com

Trimble Announces CFO Departure

SUNNYVALE, Calif., May 13, 2013—Trimble (NASDAQ:TRMB) today announced that its chief financial officer, Rajat Bahri, has accepted a new opportunity with a private, venture-backed Silicon Valley technology company, effective  June 3, 2013.

“Raj joined Trimble over eight years ago and has been a key participant in the company’s significant progression since then,” said Steven W. Berglund, Trimble’s president and chief executive officer. “His legacy is a strong finance team which will manage the transition to a new CFO effectively. We wish Raj the best in his new role.”

The company will begin the selection process for a new CFO immediately, including external candidates. Julie Shepard, vice president of finance and chief accounting officer, will act as interim CFO.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information, visit: www.trimble.com.

FTRMB